EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Audit Committee of Provident Financial Services, Inc.
The Provident Bank 401(k) Plan
We consent to the incorporation by reference in the Registration Statement (No. 333-103041) on Form S-8 of Provident Financial Services, Inc. of our report dated June 21, 2017 with respect to the statements of net assets available for benefits of the Provident Bank 401(k) Plan as of December 31, 2016 and 2015, the related statement of changes in net assets available for benefits for the years then ended, and the supplemental Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 11-K of the Provident Bank 401(k) Plan.
(Signed) KPMG LLP
New York, NY
June 21, 2017